Exhibit 23-E

                       (LETTERHEAD OF COOPERS & LYBRAND L.L.P)

                          CONSENT OF INDEPENDENT ACCOUNTANTS


             We consent to the incorporation by reference in this Registration Statement of Jersey Central Power and Light Company on Form S-3 of our report dated February 2, 1994, on our audits of the financial statements and the financial statement schedules of Jersey Central Power and Light Company as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1993. Our report on such audits contains explanatory paragraphs related to certain contingencies which have resulted from the accident at Unit 2 of the Three Mile Island Nuclear Generating Station; the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," and the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993; and the change in the method of accounting for unbilled revenues in 1991. We also consent to the reference to our Firm under the caption "Experts".



                                               /s/ Coopers & Lybrand L.L.P


          New York, New York
          February 28, 1995